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                               PRINTWARE, INC.

                                 EXHIBIT 11
                   STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

                                           Quarter ended
                                        April 5,   March 30,
                                         1997        1996
                                       _________   _________


PRIMARY EPS:

Weighted average number of
  common shares outstanding             4,854,297   3,629,713

Common share equivalents
  from assumed exercise of
  options and warrants                     32,655      70,284

                                        _________   _________
Total shares                            4,886,952   3,699,997
                                        =========   =========

Net income (000's)                     $      460  $      331
                                        _________   _________
Earnings per share                     $      .09  $      .09
                                        =========   =========

FULLY DILUTED:

Weighted average number of
  common shares outstanding             4,854,297   3,629,713

Common share equivalents
  from assumed exercise of
  options and warrants                     20,744      70,284
                                        _________   _________
Total shares                            4,875,041   3,699,997
                                        =========   =========

Net income (000's)                     $      460  $      331
                                        _________   _________
Earnings per share                     $      .09  $      .09
                                        =========   =========

Note: Fully diluted net income per share is not reported separately because it is substantially the same as primary net income per share.
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